Exhibit 10.4

Summary of U.S. Bancorp 1991 Executive Stock Incentive Plan

The 1991 Executive Stock Incentive Plan (the “1991 Plan”) adopted by Star Banc Corporation, a predecessor company to U.S. Bancorp, was amended in 1998 so that the terms and conditions of that plan exactly match the terms and conditions of the U.S. Bancorp 1998 Executive Stock Incentive Plan (the “1998 Plan”), with the exception that the number of shares authorized for issuance under the 1991 Plan and the termination date of the plan (January 7, 2001) remained unchanged. The 1998 Plan is filed as Exhibit 10.3 to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2002. As of December 31, 2002, options to purchase 6,344,857 shares of U.S. Bancorp common stock remained outstanding under the 1991 Plan. No additional awards may be granted under the 1991 Plan.